Exhibit 99.8

The report contained in this Exhibit was prepared solely and exclusively for use by the New York Stock Exchange, Inc. Board of Directors and Compensation Committee. The report may not be used or relied upon in any manner by any other party.

TOWERS PERRIN

HR SERVICES

New York Stock Exchange

Archipelago Compensation Overview

July 2005

© 2005 Towers Perrin

Overview

The following report outlines the compensation practices set forth by Archipelago in its S-1 filing at the time of its IPO

This overview includes an analysis of the following areas:

Overview of total compensation program design and practices

Proxy analysis for top 5 executives

IPO equity grants

Change-in-control provisions

© 2005 Towers Perrin 2

Compensation Overview

Component Description

Philosophy

“Analyze each element of total compensation to determine appropriateness and competitiveness from both an internal and external perspective, and to ensure that compensation is directly linked to company performance, as measured in terms of performance metrics and drivers selected by the Board from time to time”

Salary

Set to be competitive with industry-based salaries taking into account position, title, duties and responsibilities

Reviewed annually

Annual bonus

Based on performance against financial and operational metrics including, but not limited to, market share, net income, EPS, return on equity, return on assets, revenue, and cash flow

2004 performance measured against market share, revenue, operating profit, reliability, and completion of IPO

Long-term incentives

Omnibus stock plan although committee has decided that future awards will be full value shares Stock options and restricted stock were granted in 2004 and at IPO

Employee stock purchase plan with a 5% discount on the purchase date

Pension

Qualified 401(k) plan

No executive-level pension-benefit plans, programs, or arrangements

Health & Welfare

Broad-based health and welfare programs No executive-level health and welfare benefit plans, programs, or arrangements

Perquisites

No executive-level perquisite plans, programs, or arrangements

Section 162(m)

In general, compensation should comport with rules to ensure deductibility

© 2005 Towers Perrin 3

Top 5 Proxy Analysis

2004 Proxy Analysis Summary[1]

Name	Title	Base Salary	Bonus	Bonus as % of Base	TCC[2]	Expected Values ($) Stock Options	Restricted Stock	Performance Plan	Total LTI[3]	TDC[4]
Gerald Putnam	CEO	$782,885	$1,500,000	192%	$2,282,885	$2,012,888	$1,298,098	$0	$3,310,987	$5,593,872
Nelson Chai	CFO	341,192	412,500	121%	753,692	517,042	602,685	0	1,119,727	1,873,419
Michael Cormack	President	341,192	412,500	121%	753,692	517,042	602,685	0	1,119,727	1,873,419
Kevin O'Hara	CAO/GC	341,192	412,500	121%	753,692	517,042	602,685	0	1,119,727	1,873,419
Steven Rubinow	CTO	341,192	412,500	121%	753,692	517,042	602,685	0	1,119,727	1,873,419

Footnote:

1 Competitive data reflects information from the most recent proxy statement (as of 8/12/04).

2 TCC (Total Cash Compensation) is the sum of the base salary and annual bonus amount.

3 Total LTI (long-term incentives) includes the annualized expected value of all long-term incentive grants for the past year (e.g., stock options, restricted stock, and performance plans) including mega grants from prior years, which might be annualized.

4 TDC (Total Direct Compensation) is the sum of total cash compensation and long-term incentives.

2004 Proxy Analysis Summary[1]

Name	Title	Pay Mix: Base	Bonus	LTI	LTI Mix: SO	RS	PP
Gerald Putnam	CEO	14%	27%	59%	61%	39%	0%
Nelson Chai	CFO	18%	22%	60%	46%	54%	0%
Michael Cormack	President	18%	22%	60%	46%	54%	0%
Kevin O'Hara	CAO/GC	18%	22%	60%	46%	54%	0%
Steven Rubinow	CTO	18%	22%	60%	46%	54%	0%

Footnote:

1 Competitive data reflects information from the most recent proxy statement (as of 8/12/04).

© 2005 Towers Perrin

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IPO Equity Grants

The table below details equity grants made at IPO for the proxy named officers and all other employees

1.2 million shares (2.6% of post-IPO shares outstanding) were reserved

Fully diluted overhang at IPO was 11.8%

— This includes (i) outstanding equity grants from prior plans, (ii) shares available for grant under prior plans, and (iii) newly reserved shares for IPO

Executive Title Full-value awards % of total full-value awards Stock Options % of total stock option awards Total IPO Grants % of total IPO grants IPO awards as a %age of outstanding

Gerald Putnam CEO - N/A 316,000 40.8% 316,000 40.8% 0.68%

Nelson Chai CFO - N/A 70,000 9.0% 70,000 9.0% 0.15%

Michael Cormack President - N/A 70,000 9.0% 70,000 9.0% 0.15%

Kevin O'Hara CAO/GC - N/A 70,000 9.0% 70,000 9.0% 0.15%

Steven Rubinow CTO - N/A 70,000 9.0% 70,000 9.0% 0.15%

All other employees - N/A 178,443 23.0% 178,443 23.0% 0.39%

Total - N/A 774,443 774,443 1.67%

© 2005 Towers Perrin 5

Change-in-Control Provisions

Members of the senior management team are covered under change in control severance agreements.

Provision Description

Severance Lump sum cash payment, not less than $1,500,000 equal to 2x the sum of highest base salary in preceding 12 months and bonus for year preceding change in control

Payment of Accrued Compensation Paid as a lump sum and includes, base salary, prorated bonus, previously deferred compensation and vacation

Benefits Continuation Period 24 months of medical, dental, accident, disability and life insurance for employee and dependents

Accelerated Vesting of LTIP awards Fully vesting of unvested equity grants, 50% of options exercisable within one year of termination and 50% within two years of termination

Tax gross up Gross-up for excess payments

Outplacement services Up to $20,000 for a period of 12 months

Trigger for CIC severance CIC and job loss (“double trigger”)

Post-CIC protection Up to one year following CIC

Termination permitted for “good reason” Yes

© 2005 Towers Perrin 6